Exhibit 99.1

News

For Immediate Release

Delphi Financial Announces Fourth Quarter and

Full Year 2011 Financial Results

Fourth Quarter Operating Earnings Per Share of $0.88, Net Income Per Share of $0.67;

2011 Operating Earnings Per Share of $3.43, Net Income Per Share of $3.16

Diluted Book Value Per Share up 16.6% to $31.60

Wilmington, Delaware – February 15, 2012 – Delphi Financial Group, Inc. (NYSE: DFG) announced today that operating earnings (1) were $49.4 million or $0.88 per diluted share for the fourth quarter of 2011 compared to $54.1 million or $0.97 per share for the fourth quarter of 2010. Net income attributable to shareholders was $38.0 million or $0.67 per diluted share, compared to $52.9 million or $0.95 per share in the fourth quarter of 2010. For the year ended December 31, 2011, operating earnings were $193.9 million or $3.43 per diluted share, up from $190.7 million or $3.42 per share in 2010. Net income attributable to shareholders in 2011 was $178.7 million or $3.16 per diluted share, up from $168.9 million or $3.03 per share in 2010. Net income in the fourth quarter and full-year 2011 was reduced by $5.5 million or $0.10 per diluted share from corporate expenses related to Delphi’s proposed merger with Tokio Marine Holdings, Inc., which was announced on December 21, 2011. The $2.7 billion transaction is expected to close in the second quarter of 2012.

Financial highlights for 2011 include the following (2):

•	Core premium income of $1.49 billion, an increase of 9.6% from 2010;

•	Core production of $334.6 million, an increase of 11.2% from 2010;

•	Annuity sales of $507.7 million, an increase of 34.5% from 2010;

•	Annuity funds under management increased to $2.1 billion, up 20.1% from December 31, 2010;

•	Annualized operating return on beginning shareholders’ equity in 2011 of 12.7%; and

•	Record shareholders’ equity of $1.77 billion and record diluted book value per share of $31.60 at December 31, 2011;

Robert Rosenkranz, Chairman and Chief Executive Officer, said, “Delphi achieved excellent top-line growth and double-digit operating returns in 2011 despite difficult economic conditions, as we capitalized on the leadership positions of Reliance Standard Life and Safety National in their attractive specialty markets. Following the closing of the merger, we expect to build on our track record of growth and profitability as we benefit from the substantial global resources of the Tokio Marine group.”

Group Employee Benefit Segment

Core group employee benefit premiums for the fourth quarter of 2011 were $384.2 million, up 11.0% from the fourth quarter of 2010. Core premiums at Delphi’s Safety National subsidiary rose 18.8% while core premiums at Delphi’s Reliance Standard Life subsidiary increased 8.2%. Core production in the fourth quarter of 2011 declined 10.2% from the fourth quarter of 2010, with core production at Safety National decreasing 1.6% and core production at Reliance Standard Life decreasing 11.2%.

Delphi Financial Reports Fourth Quarter and Full Year 2011 Results

For the full-year 2011, core group employee benefit premiums were $1.49 billion, up 9.6% from 2010. Core premiums at Safety National rose 18.1% while core premiums at Reliance Standard Life increased 6.8%. Core production in 2011 increased 11.2%, with core production at Safety National increasing 45.9% and core production at Reliance Standard Life increasing 2.2%.

Delphi’s group employee benefit combined ratio in the fourth quarter of 2011 was 96.2% compared to 96.5% for the fourth quarter of 2010. The group employee benefit combined ratio for the full year 2011 was 95.3%, unchanged from 2010.

Operating income for the group employee benefit segment for the fourth quarter of 2011 was $73.2 million, a 3.4% decrease from $75.8 million in the fourth quarter of 2010. For the full year 2011, operating income for the group employee benefit segment was $286.6 million, an increase of 1.9% from $281.2 million in 2010.

Asset Accumulation Segment

Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, achieved new annuity sales of $85.5 million in the fourth quarter of 2011, a decrease of 20.0% from the fourth quarter of 2010. For the full-year 2011, new annuity sales rose to $507.7 million, an increase of 34.5% from 2010. Funds under management at December 31, 2011 were $2.1 billion, up 20.1% from $1.7 billion at December 31, 2010.

Operating income for the asset accumulation segment for the fourth quarter of 2011 was $11.2 million, a decrease of 25.7% from $15.1 million the fourth quarter of 2010. For the full-year 2011, operating income for the asset accumulation segment was $39.7 million, a decline of 16.2% from $47.4 million in 2010.

Investments

Delphi’s net investment income in the fourth quarter of 2011 was $95.5 million, a decrease of 6.4% from $102.1 million in the fourth quarter of 2010. Invested assets at December 31, 2011 were $7.5 billion, an increase of 14.0% from $6.5 billion at December 31, 2010. The tax equivalent yield on the Company’s investment portfolio in the fourth quarter of 2011 was 5.6% compared to 6.8% in the fourth quarter of 2010.

Net investment income in the full-year 2011 was $351.1 million, unchanged from $351.2 million in 2010. The tax equivalent yield on the Company’s investment portfolio in 2011 was 5.6% compared to 6.3% in 2010.

Investment income was impacted in the fourth quarter by the challenging environment for fixed income securities, with interest rates trending lower and spreads remaining tight. In addition, the Company’s alternative investments, which have historically provided enhanced investment income and reduced overall portfolio volatility, had a slightly positive total return in the fourth quarter of 0.2%, compared with total return of 6.4% in the fourth quarter of 2010. For the full-year 2011, alternative investments had a total return of 3.2% compared with a total return of 15.5% in 2010.

Delphi Financial Reports Fourth Quarter and Full Year 2011 Results

Delphi reported after-tax net realized investment losses in the fourth quarter of 2011 of $(5.9) million, including other-than-temporary impairments (“OTTI”) of $(4.0) million, compared with after-tax net realized investment gains of $1.2 million, including OTTI of $(7.1) million, in the fourth quarter of 2010. For the full-year 2011, Delphi reported after-tax net realized investment losses of $(9.7) million, including other-than-temporary impairments (“OTTI”) of $(19.5) million, compared with after-tax net realized investment losses of $(16.8) million, including OTTI of $(39.7) million, in 2010.

Capitalization and Shareholders’ Equity

Shareholders’ equity at December 31, 2011 increased 15.8% to a record $1.77 billion from $1.53 billion at December 31, 2010. Diluted book value per share reached a record $31.60 at December 31, 2011, up 16.6% from $27.09 at December 31, 2010.

Total capitalization at December 31, 2011 was $2.3 billion, including $375 million of corporate debt and $175 million of junior subordinated debentures. Corporate debt to total capitalization was 16.1% at December 31, 2011 and holding company financial resources were a comfortable $172.7 million.

About Delphi Financial Group, Inc.

Delphi Financial Group, Inc. is a financial services company focused on specialty insurance and insurance-related businesses. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Cautionary Note Regarding Forward-Looking Statements

In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook,” “effort,” “attempt,” “achieve,” “project,” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretations thereof, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating

Delphi Financial Reports Fourth Quarter and Full Year 2011 Results

specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, ratings by major rating organizations of Delphi and its insurance subsidiaries, customer loss and business disruption, including but not limited to, difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the announcement of the merger with Tokio Marine Holdings, Inc., the retention of certain key employees at Delphi, the conditions to the completion of the merger with Tokio Marine Holdings, Inc. may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule and the parties to the merger may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the merger. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.

Non-GAAP Financial Measures

In presenting the Company’s financial results, management has included and discussed certain financial measures that are not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. These non-GAAP financial measures are used by Delphi management in the management of its operations. Management of Delphi believes that showing these non-GAAP financial measures enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Delphi’s results of operations in a manner similar to how management analyzes Delphi’s underlying performance.

Operating earnings, which is a non-GAAP financial measure, consists of net income attributable to shareholders excluding after-tax realized investment gains and losses, losses on early retirement of senior notes, merger-related corporate expenses and results from discontinued operations, as applicable. The Company believes that because these excluded items arise from events that are largely within management’s discretion and whose fluctuations can distort comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Investment gains or losses are realized based on management’s decision to dispose of an investment, and investment losses are realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Early retirement of senior notes occurs based on management’s decision to redeem or repurchase these notes. Merger-related corporate expenses represent costs incurred during 2011, primarily for external legal and financial advisory services, relating to the proposed merger with Tokio Marine. Discontinued operations result from management’s decision to exit or sell a particular business. Thus, these excluded items are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without their effects. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and the Company believes that analysts and investors typically utilize measures of this type as one element of their evaluations of insurers’ financial performance. However, gains or losses associated with these excluded items, particularly as to investments, can occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income attributable to shareholders, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be

Delphi Financial Reports Fourth Quarter and Full Year 2011 Results

calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the amounts of operating earnings to the corresponding amounts of net income attributable to shareholders for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.

Annualized operating return on beginning shareholders’ equity, which is a non-GAAP financial measure, is based on operating earnings divided by beginning shareholders’ equity. For reconciliations of the amounts of annualized operating return on equity to the corresponding amounts of annualized net income return on equity for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.

(1)	Information regarding this and other non-GAAP financial measures included in this press release can be found under the caption “Non-GAAP Financial Measures” above.

(2)	In October 2010, the FASB issued guidance limiting the extent to which an insurer may capitalize costs incurred in the acquisition of an insurance contract. The guidance provides that, in order to be capitalized, such costs must be incremental and directly related to the acquisition of a new or renewal insurance contract. Insurers may only capitalize costs related to successful efforts in attaining a contract and advertising costs may only be capitalized if certain direct response advertising criteria are met. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with either prospective or retrospective adoption permitted. Effective January 1, 2011, Delphi elected to adopt this guidance on a retrospective basis, which resulted in the write-off of the portion of its cost of business acquired that does not satisfy the standards for being capitalized under such guidance, as well as the restatement of certain of Delphi’s financial information for prior periods. Accordingly, the 2010 financial information has been restated to increase operating earnings per share for the fourth quarter of 2010 by $0.01, and to reduce diluted book value per share at December 31, 2010 by $1.07. Detailed financial data concerning these matters is contained in the Company’s Fourth Quarter 2011 Financial Supplement, which is available on the Company’s website at www.delphifin.com/financial/stats11.html.

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Delphi Financial Group, Inc.
Phone:	212-303-4349
E-mail:	bkilkelly@dlfi.com

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DELPHI FINANCIAL GROUP, INC.

Non-GAAP Financial Measures

Reconciliation to GAAP

(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Income Statement Data
Operating earnings	$49,432	$54,083	$193,921	$190,713
Net realized investment (losses) gains (A)	(5,888)	1,243	(9,691)	(16,819)
Loss on early retirement of senior notes (B)	—	(2,401)	—	(4,983)
Merger-related corporate expenses (C)	(5,534)	—	(5,534)	—

Net income attributable to shareholders (GAAP measure)	$38,010	$52,925	$178,696	$168,911

Diluted results per share of common stock attributable to shareholders:
Operating earnings	$0.88	$0.97	$3.43	$3.42
Net realized investment (losses) gains (A)	(0.11)	0.02	(0.17)	(0.30)
Loss on early retirement of senior notes (B)	—	(0.04)	—	(0.09)
Merger-related corporate expenses (C)	(0.10)	—	(0.10)	—

Net income attributable to shareholders (GAAP measure)	$0.67	$0.95	$3.16	$3.03

Annualized operating return on beginning shareholders’ equity	11.5%	13.7%	12.7%	14.7%

Annualized net income return on beginning shareholders’ equity (GAAP measure)	8.8%	13.4%	11.7%	13.0%

(A)	Net of an income tax benefit (expense) of $3.2 million, $(0.7) million, $5.2 million and $9.1 million, or $0.06 per diluted share, $(0.01) per diluted share, $0.09 per diluted share and $0.16 per diluted share for the three months ended 12/30/2011 and 12/31/2010 and the full year ended 12/31/2011 and 12/31/2010, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.
(B)	Net of an income tax benefit of $1.3 million or $0.02 per diluted share for the three months ended 12/31/2010 and $2.7 million or $0.05 per diluted share for the full year ended 12/31/2010. The tax effect is calculated using the Company’s statutory tax rate of 35%.
(C)	These expenses are included in the “Commissions and expenses” line of the accompanying Consolidated Statements of Income for the three months and twelve months ended December 31, 2011. Any related tax benefits have not been recognized.

DELPHI FINANCIAL GROUP, INC.

Consolidated Statements of Income

(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Revenue:
Premium and fee income	$404,209	$362,214	$1,564,239	$1,419,562
Net investment income	95,493	102,057	351,080	351,227
Net realized investment (losses) gains:
Total other than temporary impairment losses	(6,684)	(14,585)	(33,967)	(77,403)
Less: Portion of other than temporary impairment losses recognized in other comprehensive income	463	3,697	4,033	16,296

Net impairment losses recognized in earnings	(6,221)	(10,888)	(29,934)	(61,107)
Other net realized investment (losses) gains	(2,837)	12,801	15,025	35,232

Net realized investment (losses) gains	(9,058)	1,913	(14,909)	(25,875)
Loss on early retirement of senior notes	—	(3,694)	—	(7,666)

Total revenue	490,644	462,490	1,900,410	1,737,248

Benefits and expenses:
Benefits, claims and interest credited to policyholders	301,350	263,783	1,135,811	1,005,385
Commissions and expenses	129,153	119,753	494,886	469,145

	430,503	383,536	1,630,697	1,474,530

Operating income	60,141	78,954	269,713	262,718

Interest expense:
Corporate debt	6,129	6,732	24,195	30,102
Junior subordinated debentures	3,242	3,241	12,981	12,971
Income tax expense	12,508	14,995	52,660	49,558

Net income	38,262	53,986	179,877	170,087

Less: Net income attributable to noncontrolling interest	252	1,061	1,181	1,176

Net income attributable to shareholders	$38,010	$52,925	$178,696	$168,911

Basic results per share of common stock:
Net income attributable to shareholders	$0.68	$0.95	$3.19	$3.05

Weighted average shares outstanding	55,827	55,458	55,961	55,327

Diluted results per share of common stock:
Net income attributable to shareholders	$0.67	$0.95	$3.16	$3.03

Weighted average shares outstanding	56,423	55,978	56,608	55,750

Dividends paid per share of common stock	$0.12	$0.11	$0.47	$0.42

DELPHI FINANCIAL GROUP, INC.

Summarized Consolidated Balance Sheets

(Unaudited; in thousands)

	12/31/2011	12/31/2010
Assets:
Investments:
Fixed maturity securities, available for sale	$6,489,637	$5,717,090
Short-term investments	277,552	334,215
Investment accounts receivable	24,406	45,645
Other investments	678,133	453,033

	7,469,728	6,549,983

Cash	93,898	72,806
Cost of business acquired	156,675	149,325
Reinsurance receivables	365,391	360,255
Premiums receivable	154,612	130,111
Accrued investment income	74,672	60,831
Goodwill	93,929	93,929
Other assets	108,138	120,635
Assets held in separate account	117,365	123,674

Total assets	$8,634,408	$7,661,549

Liabilities and Equity:
Future policy benefits:
Life	$328,678	$331,816
Disability and accident	845,750	812,258
Unpaid claims and claim expenses
Life	57,049	53,763
Disability and accident	481,826	457,642
Casualty	1,506,129	1,314,910
Policyholder account balances	2,100,675	1,753,744
Unearned premium reserve	192,261	159,169
Corporate debt	375,000	375,000
Junior subordinated debentures	175,000	175,000
Advances from Federal Home Loan Bank	55,342	55,342
Investment accounts payable	41,719	27,667
Net deferred tax liability	135,559	75,545
Other liabilities and policyholder funds	442,172	410,889
Liabilities related to separate account	117,365	123,674

Total liabilities	6,854,525	6,126,419

Equity:
Class A Common Stock	568	565
Class B Common Stock	63	60
Additional paid-in capital	705,036	682,816
Accumulated other comprehensive income	107,529	30,932
Retained earnings	1,165,756	1,013,369
Treasury stock, at cost	(206,931)	(197,246)

Total shareholders’ equity	1,772,021	1,530,496
Noncontrolling interest	7,862	4,634

Total equity	1,779,883	1,535,130

Total liabilities and equity	$8,634,408	$7,661,549

DELPHI FINANCIAL GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Twelve Months Ended
	12/31/2011	12/31/2010
Operating activities:
Net income attributable to shareholders	$178,696	$168,911
Adjustments to reconcile net income attributable to shareholders to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	308,172	213,687
Net change in reinsurance receivables and payables	(7,987)	(5,322)
Net change in premiums receivable	(24,501)	(3,176)
Amortization, principally the cost of business acquired and investments	35,932	47,090
Deferred costs of business acquired	(98,351)	(88,808)
Net realized losses on investments	14,909	25,875
Net change in federal income taxes	31,612	24,128
Other	38,464	(19,583)

Net cash provided by operating activities	476,946	362,802

Investing activities:
Purchases of investments and loans made	(3,188,213)	(2,451,199)
Sales of investments and receipts from repayment of loans	1,936,963	1,463,446
Maturities of investments	446,086	291,475
Net change in short-term investments	56,663	72,567

Net cash used by investing activities	(748,501)	(623,711)

Financing activities:
Deposits to policyholder accounts	525,913	389,720
Withdrawals from policyholder accounts	(205,024)	(113,241)
Proceeds from issuance of 2020 Senior Notes	—	250,000
Borrowings under bank credit facility	—	175,000
Principal payments under bank credit facility	—	(272,000)
Early retirement of senior notes	—	(143,750)
Acquisition of treasury stock	(9,685)	—
Cash dividends paid on common stock	(26,309)	(23,247)
Other financing activities	7,752	5,769

Net cash provided by financing activities	292,647	268,251

Increase in cash	21,092	7,342
Cash at beginning of year	72,806	65,464

Cash at end of year	$93,898	$72,806